Exhibit 10(a)

LOAN PARTICIPATION AGREEMENT AND AGREEMENT FOR CONTRIBUTION

This LOAN PARTICIPATION AGREEMENT AND AGREEMENT FOR CONTRIBUTION (this “Agreement”), is made and entered into as of November 25, 2002 (the “Effective Date”), by and between Wachovia Bank, National Association, a national banking association (“Bank”), and Wachovia Preferred Funding Holding Corp., a corporation organized under the laws of the State of California (“Participant”).

RECITALS

WHEREAS, Bank owns and holds certain commercial, commercial real estate loan and mortgage obligations set forth on Schedule A attached hereto (collectively, the “Loans”);

WHEREAS, Bank desires to contribute, assign, and transfer to Participant (i) the Participation Interest (as defined below), (ii) the Transferred Amount (as defined below), (iii) 99,851,752 shares of Wachovia Preferred Funding Corp.’s, a corporation organized under the laws of the State of Delaware (“WPFC”), common stock, $0.01 par value per share (the “WPFC Common Stock”) owned by Bank, and (iv) 800 shares of WPFC’s 8.5% Non-cumulative Series D Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”) owned by Bank (collectively, the “Transferred Interests”) in exchange for 4,368 newly issued shares of Participant’s common stock, no par value (the “Common Stock”); and

WHEREAS, Participant desires to accept the contribution, assignment and transfer of the Transferred Interests in exchange for issuing 4,368 shares of Common Stock to Bank.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Definitions.    Unless the context requires otherwise, capitalized terms used and not otherwise defined in this Agreement, including the Recitals hereto, shall have the respective meanings set forth below:

(i)	“ALTA” means the American Land Title Association, or any successor thereto.

(ii)	“Borrower or Borrowers” means to the person or persons that are obligated as borrowers under the Loan Documents.

(iii) “Collateral”	means property of whatever nature or kind pledged to Bank to secure payment of any of the Loans.

(iv)	“Collections” means all moneys, from whatever source derived, received by Bank from time to time on account of, or in respect of, or relating to, any Loan or as proceeds of the Collateral.

(v)
“Loan Documents” means those documents executed by any Borrowers, or any third party obligor in respect of any Loan or Loans or evidencing or relating to any Borrower’s or such third party’s obligations in respect of the Loan or Loans or any security interest or Collateral relating to such Loan or Loans, including without limitation, promissory notes, credit agreements, guarantees, security agreements, mortgages, deeds of trust, or letters of credit.

(vi)
“Participation Interest” means a 100% participation interest in the principal, interest and Unfunded Commitments of the Loans outstanding on the Effective Date and in all related Collateral and Loan Documents.

(vii)	“Participant’s Share” means Participant’s share of any funds received by Bank in respect of any Loan or Loans pro rated according to Participant’s Participation Interest.

(viii)
“Policies and Procedures” means the written policies and procedures of Bank as set forth in portions of Bank’s policies and procedures manuals as of the Effective Date that govern generally, its credit polices, underwriting policies, loan closing policies, collection policies and booking and billing procedures applicable to the Loans, as amended from time to time.

(ix)
“Transferred Amount” means cash equal to the difference between the October 1, 2002 principal balance of the Participation Interest (as shown on Exhibit A), including related accrued interest and deferred fees, and the related corresponding balances as of the Effective Date.

(x)	“Unfunded Commitments” means the obligations of Bank under any of the Loan Documents to fund Loans that are not at such time funded.

Section 2.    Contribution of Participation Interest and WPFC Stock.

(a)    Bank hereby contributes, assigns and transfers to Participant and Participant hereby accepts such contribution, assignment and transfer of, (i) the Participation Interest, (ii) 99,851,752 shares of WPFC Common Stock owned by Bank, and (iii) 800 shares of Series D Preferred Stock owned by Bank according to the terms and conditions set forth herein.

(b)    Bank hereby agrees to pay to Participant the Transferred Amount on the Effective Date.

Section 3.    Payment.    In consideration for receipt of the Transferred Interests, Participant does hereby issue and convey to Bank 4,368 shares of Common Stock, delivery of which is hereby acknowledged by Bank.

Section 4.    Representations and Warranties of Bank.    Bank hereby makes the following representations and warranties to Participant:

(i)
Bank is a national banking association legally and properly organized and validly existing and is in good standing under the laws of the United States and is licensed, qualified and in good standing in each state where a Loan is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Bank, and in any event, Bank is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Loan in accordance with its terms;

(ii)	Bank has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

(iii)
this Agreement, together with any other document or instrument related to the transfer of the Transferred Interests to Participant, have been duly authorized, executed and delivered by Bank and, assuming the due authorization, execution and delivery of this Agreement and such other documents by Participant, constitute the valid and binding obligation of Bank enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)	the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Bank’s charter or by-laws, any agreement or instrument to which Bank is a party, or any federal, state or local law, regulation, ruling or interpretation to which Bank is subject;

(v)
each share of (A) WPFC Common Stock, and (B) Series D Preferred Stock transferred to Participant hereunder is (1) duly authorized, duly issued, fully paid, and non-assessable, and (2) free and clear of all claims, liens, charges or encumbrances of any type;

(vi)
there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Bank, threatened against Bank in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes which would have a material adverse effect on the Participation Interest taken as a whole;

(vii)
no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by Bank of or compliance by Bank with this Agreement or consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained;

(viii)	Bank is the sole owner of the Loans, free and clear of claims, liens, charges and encumbrances of any type, except Participant’s Participation Interest granted hereunder;

(ix)	each Loan has been closed, advanced, booked, administered and serviced by Bank in accordance with the Policies and Procedures;

(x)
except as would not have a material adverse effect on the Participation Interest taken as a whole, each Loan Document executed is genuine, was duly authorized, executed and delivered and is the legal, valid and binding obligation of Bank, and to the best of Bank’s knowledge, the counterparty thereto, enforceable in accordance with its terms, except as such enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, (B) by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), or (C) to the extent that certain of the remedial provisions of the Loan Documents may be limited by applicable law, provided, however, that such limitations do not make the remedies provided for in the

Loan Documents inadequate for the practical realization of the benefits of the security intended to be afforded thereby;

(xi)
except as would not have a material adverse effect on the Participation Interest taken as a whole, all recordable instruments included in the Loan Documents have been duly recorded in all places necessary to perfect valid security interests or mortgage liens, as the case may be, and the Loan Documents create valid, existing, enforceable, and perfected first or second liens on the Collateral;

(xii)
all costs, fees and expenses incurred in underwriting, closing and funding, except for funding of Unfunded Commitments, any Loan and recording any instruments have been paid or are not assessable against Participant;

(xiii)	all applicable federal, state and local laws, regulations, rulings and interpretations applicable to the making and servicing of any Loan have been complied with;

(xiv)	as of the Effective Date, none of the Loans are in non-accrual status;

(xv)
except as would not have a material adverse effect on the Participation Interest taken as a whole, to the best of Bank’s knowledge, none of the Loan Documents is subject to any valid set-off, abatement, diminution, counterclaim or defense, including, without limitation, a defense of usury, or any right of recession, and no such set-off, abatement, diminution, counterclaim or defense, including a defense of usury, or right of rescission, has been asserted with respect thereto;

(xvi)
the information set forth on Schedule A attached hereto with respect to the Loans is true and correct in all material respects as of the date or dates respecting which the information is furnished and the amount of each Loan set forth on Schedule A is due and owing, as of the Effective Date, to Bank from the Borrowers named in the Loan Document;

(xvii)
neither this Agreement nor any information, statement, tape, diskette, report, or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(xviii)
except as would not have a material adverse effect on the Participation Interest taken as a whole, each Loan that is secured by real property (A) is covered by an ALTA lender’s title insurance policy and each such title insurance policy is issued by a title insurer acceptable to Bank and qualified to do business in the jurisdiction where the Collateral is located, insuring Bank and its successors and assigns, as to the first priority lien of such Loan in the original principal amount of such Loan, subject only to any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of such Loan providing for adjustment to the interest rate and monthly payment, (B) where required by state law or regulation, each Borrower under such Loan has been given the opportunity to choose the carrier of the required mortgage title insurance, (C) such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Collateral or any interest therein, (D) Bank and its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement, and (E) no claims have been made under such lender’s title insurance policy and, neither Bank nor, to the best of its knowledge, any other prior holder of such related Loan, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Bank; and

(xix)
except as would not have a material adverse effect on the Participation Interest taken as a whole, there is no default, breach, violation or event which would permit acceleration existing under the Loans or the Loan Documents and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and Bank has not waived any default, breach, violation or event which would permit acceleration.

Section 5.    Representations and Warranties of Participant.    Participant hereby makes the following representations and warranties to Bank:

(i)	Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

(ii)	Participant has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

(iii)
this Agreement, together with any other document or instrument related to the transfer of the Common Stock, have been duly authorized, executed and delivered by Participant and, assuming the due authorization, execution and delivery of this Agreement by Bank constitute the valid and binding obligation of Participant enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)
the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Participant’s articles of incorporation or by-laws, any agreement or instrument to which Participant is a party, or any federal, state or local law, regulation, ruling or interpretation to which Participant is subject;

(v)
no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by Participant of or compliance by Participant with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained;

(vi)
each share of Common Stock issued to Bank hereunder is (A) duly authorized, duly issued, fully paid, and non-assessable, and (B) free and clear of all claims, liens, charges or encumbrances of any type;

(vii)
Participant has reviewed the Policies and Procedures and Loan Documents, and conducted such other portfolio analysis and due diligence examination as it has deemed to be necessary and appropriate in connection with entering into this Agreement;

(viii)
(A) Participant does not consider the acceptance of its participation hereunder to constitute the “purchase” or “sale” of a “security” within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 or Rule 10b-5 promulgated thereunder, the Trust Indenture Act of 1939, the securities laws of the State of North Carolina, any other applicable securities statute or law, or any rule or regulation under any of the foregoing, (B) Participant acknowledges that it has no expectation to derive profits from the efforts of Bank or any third party in respect of the acquisition of Participation Interest, (C) this participation constitutes a commercial transaction by Participant with Bank regarding the obligations of the Borrowers under the Loan Documents and does not represent a common joint venture with Bank or an “investment” (as the term is commonly understood) in Bank or any Borrower, (D) Participant is accepting the Participation Interest for its own account in respect of a commercial transaction made in the ordinary course of its commercial business and not with a view to or in connection with any subdivision, resale, or distribution thereof (except as provided herein), and (E) Participant is engaged in the business of entering into commercial transactions (including transactions of the nature contemplated herein), can bear the economic risk related to its Participation Interest in the Loans, and has had access to all information deemed necessary by it in making its decision whether or not to participate in the Loans; and

(ix)
Participant represents and warrants that (A) it has independently reviewed the Loan Documents, (B) Participant has conducted and will continue to conduct, to the extent it deems appropriate or necessary, an independent investigation of each Borrower, including, without limitation, an investigation relating to the creditworthiness of each Borrower, and (C) Participant has not relied, and will not rely upon Bank for any such investigation or assessment of risk.

Section 6.    Risk of Loss, Loan Documents, Perfection.    Except as otherwise provided for herein, Participant shall bear all risk of loss of the outstanding principal and interest, fees or other payments due in respect of the Loans and of the Collateral, without recourse to Bank and Bank shall have no obligation to reacquire Participant’s Participation Interest in any Loan or Loans.

Section 7.    Bank’s Obligations to Participant.

(a)    Bank shall distribute, if and when Collections are received on or after the Effective Date, Participant’s Share to Participant; provided, however, that to the extent Collections received by Bank on or after the Effective Date represent payment of principal, interest, fees or proceeds of Collateral on any Loan in respect of any period or partial period before the Effective Date, payment to Participant shall be appropriately adjusted to reflect the period of time during which Participant held a Participation Interest in such Loan. Participant’s Share of Collections shall be remitted by deposit to Participant’s designated account titled in Participant’s name at Bank or otherwise, as Participant shall instruct Bank in writing. Funds due Participant from Bank hereunder shall be paid on the day of receipt if received before 2PM, or if received after 2PM the following day. If Bank fails to pay Participant as required, Bank shall, beginning the day after such unpaid funds are due, pay to Participant interest on the past due amount at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal (Eastern Edition) each day such funds remain unpaid. Except as expressly provided herein, Bank does not assume any other responsibility to Participant in regard to Collections.

(b)    If Bank should for any reason make any payment to Participant in anticipation of the receipt of funds in respect of any Loan and such funds are not duly received by Bank on the date such payment is due, or such payment proves to be in excess of the amount due to Participant, as applicable, then Participant shall, upon request of Bank, return to Bank forthwith any such amounts plus interest thereon from the day such amounts, as applicable, were transferred by Bank to Participant up to, but not including, the day such amounts, as applicable, are returned by Participant at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal (Eastern Edition) on such transfer date.

(c)    If Bank is required at any time to return, pursuant to any bankruptcy, insolvency, liquidation or reorganization law, or otherwise, any portion of the payments made by any Borrower or any other entity obligated with respect to any Loan or otherwise received by Bank, Participant shall, on demand of Bank, return forthwith to Bank any such amounts received by Participant, but without interest thereon, unless Bank is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate that Bank is required to pay in relation to such return of payment by Bank.

Section 8.    Foreclosure.    For so long as Participant owns any Participation Interest, Bank shall notify Participant as soon as possible, but in no event later that fifteen business days after the occurrence of an event of default on any Loan for which Participant owns a Participation Interest. Bank acknowledges and agrees that Participant shall have the sole right and authority to decide whether to institute and prosecute foreclosure proceedings on the Collateral that secures such Loan. If Participant chooses to institute such foreclosure proceedings, Participant may, in its sole and absolute discretion, choose to either (i) prosecute such foreclosure directly on its own behalf, or (ii) select Bank, as holder of legal title to such Loan, to prosecute such foreclosure on Participant’s behalf; provided, however, that Participant must approve all actions taken with respect to, and shall retain complete control over, such prosecution and Bank shall have no discretion over such prosecution, including, but not limited to, the manner in which such prosecution is handled or whether to terminate such prosecution at any time.

Section 9.    Loan Advances.    Bank shall notify Participant three business days prior to making an advance of additional funds under a Loan; provided, however, that such advances shall be limited to the amount of the outstanding Commitment related to such Loan at the time of such advance. Participant shall pay to Bank, at the time of such advance, the amount of the advance. In the event Participant fails to pay such amount as required hereby, the unpaid amount shall bear interest at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal (Eastern Edition) for the date such payment is due.

Section 10.    Setoffs; Other Business; Records.

(a)    Bank shall have no obligation to make any claim on, or assert any lien upon, or assert any setoff against, any property held by Bank, other than the Collateral, and if Bank elects to do so, Bank may, in its sole discretion, apply the same against obligations of the related Borrower other than its obligations in respect of any Loan. Participant shall have no interest in any property now or hereafter in the possession or control of Bank or its agents which may become Collateral by reason of a general description contained in any Loan Document or by reason of any right of setoff, counterclaim, banker’s lien or otherwise; provided, however, except that if such property or the proceeds thereof shall be applied in reduction of the amounts due and owing under a Loan, only Participant shall then be entitled to its share thereof.

(b)    Bank and its affiliates may enter into loans with, accept deposits from, make loans or otherwise extend credit to, accept collateral and generally engage in any kind of loan financing, banking or trust or other business with any Borrower and its respective affiliates and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if this Participation Agreement and the Loans were not in effect.

(c)    Bank shall at all times keep proper books and records in accordance with generally accepted accounting principles consistently applied, reflecting all transactions in connection with the Loans. All such records shall be accessible for inspection by Participant at all reasonable times during Bank’s business hours.

Section 11.    Obligation to Cure Defaults.

(a)    It is understood and agreed that the representations and warranties set forth herein shall survive the contribution of the Participation Interest to Participant and shall inure to the benefit of Participant notwithstanding any restrictive or qualified endorsement on any Loan or assignment of a Loan or the examination or failure to examine any Loan Document. Upon discovery by Bank or Participant of a breach of any of the foregoing representations and warranties which has a material adverse affect on the Participation Interest taken as a whole, the party discovering such breach shall give prompt written notice of such breach to the other.

(b)    Bank shall, promptly after discovery of such a breach of any such representation or warranty, notify Participant of such breach and the details thereof. Within sixty days of the earlier of (i) notice by Bank pursuant to the immediately preceding sentence, or (ii) notice by Participant to Bank of any breach of a representation or warranty with respect to a Participation Interest, Bank shall use its reasonable best efforts to promptly cure such breach in all material respects. If such breach can ultimately be cured but is not reasonably expected to be cured within the sixty-day period, Bank shall have such additional time as is reasonably determined by Participant, not to exceed one hundred and twenty days, to cure or correct such breach; provided, however, that Bank has commenced curing or correcting such breach and is diligently pursuing the same. If such breach cannot be or has not been cured, Bank shall, upon the expiration of the cure period described above, at Participant’s option and subject to the provisions of this Section 11, repurchase such Participation Interest, including the outstanding principal balance of the Participation Interest plus all accrued interest on such Participation Interest.

(c)    Except for the indemnities provided to Participant by Bank and this Section 11, Bank shall have no further liability to Participant for any inability to Collect a Loan.

Section 12.    Indemnification.

(a)    In addition to the repurchase obligations set forth in Section 11, Bank agrees to indemnify Participant and hold Participant harmless, on demand, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, forfeitures, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel and arbitration and arbitrator’s fees) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Participant in any way relating to or arising out of (i) the material breach by Bank of any of the representations and warranties contained in this Agreement or (ii) the intentional misconduct or gross negligence of Bank.

(b)    Participant agrees to indemnify Bank for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel and arbitration and arbitrator’s fees) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Bank in any way relating to or arising out of the Loan and Loan Documents that are not reimbursed or otherwise paid to or recovered by Bank pursuant to the Loan Documents; provided, however, that Participant shall not be liable for any of the foregoing to the extent they arise from Bank’s gross negligence or intentional misconduct. Should Bank be sued or threatened by suit by any receiver or trustee in bankruptcy or by any Borrower as a debtor-in-possession on account of any alleged preference, voidable transfer or fraudulent conveyance alleged to have been received as the result of any transaction in respect of which Participant has participated with Bank hereunder, or if any claim, suit or action shall be asserted against Bank relating to such transactions, then in such event, any money paid by Bank in satisfaction or compromise of such suit, action or demand, any money required to be returned by Bank to such Borrower or its estate and any costs or fees associated therewith shall be reimbursed to Bank by Participant upon demand by Bank.

(c)    If any indemnity furnished to Bank or Participant hereunder shall become impaired, such party may require additional indemnity and not commence or continue to do the acts indemnified against until such additional indemnity is given.

(d)    These indemnities contained in this Agreement shall survive termination of this Agreement.

Section 13.    Extensions of Credit.    As long as any obligations of any Borrower to Bank remain outstanding under any Loan, Participant shall not make any loan, extension of credit or other accommodation to or for the benefit of such Borrower or purchase or extend credit upon any instrument in respect of which such Borrower may be liable in any capacity without Bank’s prior written consent.

Section 14.    Setoffs by Participant.    Participant agrees that if it should receive through the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, any amount in respect of Loans, other than from Bank, that Participant will remit all such funds to Bank to distribute in accordance with the terms of this Agreement.

Section 15.    Information.    Bank agrees to make available to Participant upon request available credit information on each Borrower on a continuing basis, such credit information to include: (i) accrual status of the Loans, (ii) financial statements of the Borrowers in the possession of Bank, and (iii) all other credit information received by Bank pursuant to the Loan Documents.

Section 16.    No Interest in Other Financings.    Except as expressly provided for herein, Participant shall have no interest, by virtue of this Agreement or Participant’s rights hereunder, in (i) any present or future loans or other financing transactions by Bank to, on behalf of, or with any Borrower other than the Loans, (ii) any present or future guaranties by or for the account of any Borrower which are not contemplated in the Loan Documents, (iii) any present or future offset exercised by Bank in respect of such other financing, or (iv) any present or future property taken as security for any such other financing.

Section 17.    Participant’s Ownership.    It is the intention of Participant and Bank that Participant has a Participation Interest in the Loans and Collateral as evidenced by the Loan Documents and that this Agreement shall have the same force and effect as if separate assignments of the Participation Interest in each Loan and respective Collateral were executed and delivered by Bank and as if a separate endorsement were made to the promissory note for each Loan to reflect that Participant owns an undivided interest in such Loan. If there is an amendment to bankruptcy law, or if there is a ruling of a court of competent jurisdiction, to the effect that the holding of a Participation Interest is an extension of credit, Bank shall take such additional steps as Participant may reasonably require, at Participant’s expense, to assure Participant’s legal rights as an owner of interests in the Loans.

Section 18.    Miscellaneous Provisions.

(a)    This document contains the entire agreement among the parties in regard to the subject matter hereof and supersedes any and all prior agreements or understandings.

(b)    This Agreement shall remain in full force and effect until all of Participant’s Participation Interest in the Loans, including, without limitation, the underlying Collateral, are liquidated or discharged completely. The indemnities provided for in this Agreement shall survive any such termination of this Agreement for a period of one year.

(c)    All notices and other communications hereunder shall be in writing, addressed as follows:

If to Bank:

Wachovia Bank, National Association
301 South College Street
Charlotte, NC 28288

If to Participant:

Wachovia Preferred Funding Holding Corp.
1620 East Roseville Parkway
Roseville, CA 95661

Any notice to be delivered to a party hereto will be effective upon delivery by registered or certified mail, return receipt requested, or guaranteed delivery service such as Federal Express or Express Mail, or by telecopy or facsimile machine. Change of address may be made by giving written notice of the change of address to the other party hereto.

(d)    This Agreement shall be governed by and construed in accordance with the laws of North Carolina, without giving effect to the choice of law principles thereof.

(e)    This Agreement may be executed, acknowledged, and delivered in any number of counterparts. Each such counterpart shall constitute an original but all of such counterparts taken together shall constitute one agreement.

(f)    This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(g)    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(h)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as such assignments are prohibited herein. Neither party hereto shall assign all or any part of the rights or obligations arising hereunder without the prior written consent of the other party; provided, however, that each of the parties hereto may, without such consent, assign all or any of the rights and obligations arising under this Agreement to (i) a subsidiary, parent or subsidiary of a parent of such party, or (ii) any successor (by merger or otherwise) to all or substantially all of the assets and liabilities of such party; and further, provided, that such assignee or successor shall enter into a written agreement in form and content acceptable to all parties hereto agreeing to be bound by the terms hereof.

(i)    None of the provisions of this Agreement shall inure to the benefit of any Borrower or any person other than Participant and Bank and their respective successors and permitted assigns. Borrowers and any person other than Participant and Bank and their respective successors and permitted assigns shall not be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of Participant or Bank to comply with the provisions of this Agreement or to enforce their rights hereunder. Neither Participant nor Bank shall incur any liability to any Borrower or any other person for any act or omission of the other.

(j)    The parties hereto agree to execute any additional documents, obtain permissions, meet any requirements or perform any other acts necessary to assure the intent of this Agreement is fully performed.

(k)    Nothing herein contained confers on either party any interest in or subjects either party to any liability on account of the assets or liabilities of the other, except for Participant’s Participation Interest.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/S/ THOMAS J. WURTZ
Name: Thomas J. Wurtz
Title: Authorized Officer

WACHOVIA PREFERRED FUNDING HOLDING CORP.
By:	/S/ THOMAS J. WURTZ
Name: Thomas J. Wurtz
Title: Senior Vice President